KERYX BIOPHARMACEUTICALS, INC.
SECOND AMENDED AND RESTATED DIRECTORS EQUITY COMPENSATION PLAN

KERYX BIOPHARMACEUTICALS, INC.
SECOND AMENDED AND RESTATED DIRECTORS EQUITY COMPENSATION PLAN

ARTICLE 1
PURPOSE

1.1.           PURPOSE.  The purpose of the Keryx Biopharmaceuticals, Inc. Second Amended and Restated Directors Equity Compensation Plan is to attract, retain and compensate highly-qualified individuals who are not employees of Keryx Biopharmaceuticals, Inc. or any of its subsidiaries or affiliates for service as members of the Board by providing them with an opportunity to participate in the Company’s future growth through the granting of stock-based incentive awards.  The Company intends that the Plan will benefit the Company and its stockholders by allowing Non-Employee Directors to have a personal financial stake in the Company through an ownership interest in the Common Stock and will closely associate the interests of Non-Employee Directors with that of the Company’s stockholders.

1.2.           ELIGIBILITY.  All active Non-Employee Directors shall automatically be participants in the Plan.

ARTICLE 2
DEFINITIONS

2.1.           DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the LTIP.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)           “Award” means any Option or Restricted Stock Award granted to a Non-Employee Director under Article 5 of the Plan.

(b)           “Award Certificate” means a written document, in such form as the Board prescribes from time to time, setting forth the terms and conditions of the Award.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)           “Company” means Keryx Biopharmaceuticals, Inc., a Delaware corporation.

(f)           “Common Stock” means the common stock, $0.001 par value, of the Company.

(g)           “Disability” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company, whether or not such Grantee actually receives disability benefits under such plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Grantee, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Grantee is Disabled will be made by the Board and may be supported by the advice of a physician competent in the area to which such Disability relates.

(h)           “Grantee” means a Non-Employee Director of the Company to whom an Award has been granted under Article 5.

(i)           “LTIP” means the Keryx Biopharmaceuticals, Inc. 2007 Incentive Plan, or any subsequent equity compensation plan approved by the Board and designated as the LTIP for purposes of this Plan.

(j)           “Non-Employee Director” means a director of the Company who is not an employee of the Company or any of its Subsidiaries or Affiliates.

(k)           “Option” means an option to purchase Common Stock granted under Article 5 of the Plan.  Options granted under the Plan are not incentive stock options within the meaning of Section 422 of the Code.

(l)           “Plan” means the Keryx Biopharmaceuticals, Inc. Second Amended and Restated Directors Equity Compensation Plan, as amended from time to time.

(m)           “Restricted Stock” means Common Stock granted under Article 5 of the Plan that is subject to certain restrictions and to risk of forfeiture.

(n)           “Retirement” means retirement as a director of the Company in accordance with normal Company policies.

ARTICLE 3
ADMINISTRATION

3.1.           ADMINISTRATION.  The Plan shall be administered by the Board.  Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan.  Notwithstanding the above, the selection of the directors to whom Awards are to be granted, the timing of such grants, the number of shares subject to such grant, the exercise price of any Option, the periods during which any Option may be exercised or any Restricted Stock vests, and the term of any Award shall be as hereinafter provided, and the Board shall have no discretion as to such matters.  The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2.           RELIANCE.  In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts.  No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan.

3.3.           INDEMNIFICATION.  Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of the Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf.  This right of indemnification shall not be exclusive of any other rights of indemnification.

ARTICLE 4
SHARES

4.1.           SOURCE OF SHARES FOR THE PLAN.  The Awards and shares of Common Stock that may be issued pursuant to the Plan shall be issued under the LTIP, subject to all of the terms and conditions of the LTIP.  The terms contained in the LTIP are incorporated into and made a part of this Plan with respect to Awards granted pursuant hereto and any such Awards shall be governed by and construed in accordance with the LTIP.  In the event of any actual or alleged conflict between the provisions of the LTIP and the provisions of this Plan, the provisions of the LTIP shall be controlling and determinative.  This Plan does not constitute a separate source of shares for the grant of the Awards provided herein.

ARTICLE 5
EQUITY AWARDS

5.1           INITIAL OPTION AWARD.  Subject to share availability under the LTIP, on the first date a Non-Employee Director is initially elected or appointed to the Board, he or she shall receive an Option to purchase 50,000 shares of Common Stock.  Such Option shall vest and become exercisable as to one-third of the Option on each of the first three anniversaries of the date of grant of the Option. Such Option shall be subject to the terms and restrictions described below in this Article 5.

5.2           ANNUAL OPTION AWARD.  Effective as of the 2010 annual meeting and subject to share availability under the LTIP, on the day following each annual meeting of the Company’s stockholders, each Non-Employee Director serving as such on that date (other than a director who first became a Non-Employee Director at the stockholders meeting held on the previous day) shall be granted an Option to purchase 25,000 shares of Common Stock.  Such Option shall vest and become exercisable as to one-third of the Option on each of the first three anniversaries of the date of grant of the Option.  Such Option shall be subject to the terms and restrictions described below in this Article 5, and shall be in addition to any otherwise applicable annual grant of Restricted Stock granted to such Non-Employee Director under Section 5.3.

5.3           ANNUAL RESTRICTED STOCK AWARD.  Effective as of the 2010 annual meeting and subject to share availability under the LTIP, on the day following each annual meeting of the Company’s stockholders, each Non-Employee Director serving as such on that date (other than a director who first became a Non-Employee Director at the stockholders meeting held on the previous day) shall be granted 15,000 shares of Restricted Stock.  Such Restricted Stock shall vest and become non-forfeitable as to one-third of the shares on each of the first three anniversaries of the date of grant of the Restricted Stock.  Such Restricted Stock shall be subject to the terms and restrictions described below in this Article 5, and shall be in addition to any otherwise applicable annual grant of Options granted to such Non-Employee Director under Section 5.2.

5.4           TERMS AND CONDITIONS OF AWARDS.  Awards granted under this Article 5 shall be subject to the terms and conditions described below and in the LTIP.

(a)           Vesting.  Each Award granted under this Plan shall vest as provided in Sections 5.1, 5.2 and 5.3 above, respectively; provided, however, that each Award shall become fully vested upon the occurrence of a Change of Control.

(b)           Exercise Price of Options. The exercise price per Share under an Option shall be equal to Fair Market Value of the underlying Common Stock on the date of grant.

(c)           Effect of Termination of Directorship.

(i)           Options.  Upon termination of a Grantee’s membership on the Board for any reason other than for cause (including without limitation, by reason of death, Disability, Retirement or failure to be re-nominated or re-elected as a director), (i) the Grantee’s Options, to the extent they were exercisable on the date of termination, shall remain exercisable until the first anniversary of the Grantee’s termination as a director, and (ii) the Grantee’s Options that were not exercisable on the date of termination shall expire upon the date of such termination.  In the event of the death of a Grantee, the Grantee’s personal representatives, heirs or legatees may exercise the Options held by the Grantee on the date of death, upon proof satisfactory to the Company of their authority.  Such exercise otherwise shall be subject to the terms and conditions of the Plan.  If a Grantee’s membership on the Board is terminated for cause, all of such Grantee’s Options, whether vested or unvested, shall expire upon the date of such termination.

(ii)           Restricted Stock. Upon termination of a Grantee’s membership on the Board for any reason (including without limitation, by reason of death, Disability, Retirement or failure to be re-nominated or re-elected as a director), the Grantee shall forfeit all of his or her right, title and interest in and to any unvested shares of Restricted Stock as of the date of such termination from the Board and such Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the Grantee.

(d)           Transferability of Awards.  No right or interest of a Grantee in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate, or shall be subject to any lien, obligation, or liability of such Grantee to any other party other than the Company, an affiliate, or a member of the Grantee’s immediate family, a trust for the benefit of the Grantee or such family members, or a partnership or other entities in which the Grantee and such family members are the only partners, stockholders, or owners (each a “Permitted Transferee”). Unless otherwise specifically provided in an Award Certificate, no Award shall be assignable or transferable by a Grantee other than (a) by will or the laws of descent and distribution, or (b) pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan, or (c) except in the case of an Award for which such transferability would result in accelerated taxation, to a Permitted Transferee.

(e)           Rights as Stockholder.  No Option gives a Grantee any of the rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to such person in connection with such Option. The Grantee shall have all of the rights of a stockholder with respect to the Restricted Stock.

(f)           No Awards after Ten Years.  No Award shall be granted except within a period of ten (10) years after the effective date of the Plan.

(g)           Award Certificates.  All Awards shall be evidenced by a written Award Certificate between the Company and the Non-Employee Director, which shall include such provisions, not inconsistent with the Plan or the LTIP, as may be specified by the Board.

5.5           ADJUSTMENTS.  The adjustment provisions of the LTIP shall apply with respect to Awards granted pursuant to this Plan.  Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in shares of Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares of Common Stock, the number of Awards to be granted to Grantees in accordance with Article 5 hereof shall be adjusted proportionately and the shares of Common Stock then subject to each Award shall automatically be adjusted proportionately without any change in the aggregate purchase price therefore.

ARTICLE 6
AMENDMENT, MODIFICATION AND TERMINATION

6.1.           AMENDMENT, MODIFICATION AND TERMINATION.  The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Common Stock is listed or traded, then such amendment shall be subject to stockholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of stockholders of the Company for any reason.

ARTICLE 7
GENERAL PROVISIONS

7.1.           EXPENSES OF THE PLAN.  The expenses of administering the Plan shall be borne by the Company.

7.2.           EFFECTIVE DATE AND DURATION OF THE PLAN.  The Plan shall be effective as of the date it is approved by the Board.  The Plan shall remain in effect until terminated by the Board.  The Plan was originally adopted by the Board on March 7, 2005.  The first amended and restated Plan was adopted by the Board on September 19, 2006, and subsequently amended on September 20, 2007.  The Second Amended and Restated Plan was adopted by the Board of Directors on June 15, 2010.

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Ron Bentsur